GT.COM U.S. member firm of Grant Thornton International Ltd “Grant Thornton” refers to Grant Thornton LLP, the U.S. member firm of Grant Thornton International Ltd (GTIL), and/or refers to the brand under which the GTIL member firms provide audit, tax and advisory services to their clients, as the context requires. GTIL and each of its member firms are separate legal entities and are not a worldwide partnership. GTIL does not provide services to clients. Services are delivered by the member firms in their respective countries. GTIL and its member firms are not agents of, and do not obligate, one another and are not liable for one another’s acts or omissions. In the United States, visit GT.COM for details. GRANT THORNTON LLP 10 S. ALMEDEN BLVD, SUITE 800 SAN JOSE, CA 95113 D 408 275 9000 linkd.in/grantthorntonus twitter.com/grantthorntonus Re: Skillz Inc. File No. 001-39243 Dear Sir or Madam: We have read Item 4.01 of Form 8-K of Skillz Inc. dated December 17, 2025, and agree with the statements concerning our Firm contained therein. Very truly yours, /S/ GRANT THORNTON LLP December 17, 2025 U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549